Exhibit 99

U.S. Rare Earth Minerals, Inc. Negotiates New Contract with Mine Owner
FOR IMMEDIATE RELEASE
Date:  December 10, 2013

Las Vegas, NV, – December 10, 2013 – U.S. Rare Earth Minerals, Inc.’s, (OTCQB: USMN) announced today that its CFO, Michael Tague, has successfully negotiated an amended and restated mining contract with M Strata, LLC.  The Agreement will be included as an exhibit on USMN’s soon to be filed 8-K.

As a result of entering into this Agreement, USMN will obtain significant economic benefits.  The previous minimum amount of 40,000 tons required to be purchased annually will be reduced to only 5,200 tons annually, resulting in a reduction of $940,000 minimum yearly payment, and M Strata, LLC has agreed to accept 400,000 shares of 6% Cumulative, Convertible Preferred stock from USMN in lieu of $606,955 currently due.  Recent increased high volume sales by USMN and Bio Multimin, Inc. were motivating factors for M Strata, LLC to approve the new agreement.

U.S. Rare Earth Minerals, Inc.
U.S. Rare Earth Minerals, Inc. (USMN), is engaged in the sales and distribution of products derived from the Company’s mining activities in Nevada relating to certain natural mineral deposits and other natural rare earth minerals.  Products of USMN consist of natural minerals for animal consumption as well as agricultural products sold under the brand name EXCELERITE®.  Customers of USMN include some of the world’s most widely recognized companies that have well known consumer brands. USMN is headquartered in Las Vegas, Nevada. The company maintains a web site at: www.us-rem.com.

This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of U.S. Rare Earth Minerals, Inc., and members of management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

USMN Contact Information
Corporate Management Inquiries: corporate@us-rem.com
Production & Sales: excelerite@us-rem.com
Press & Media: pressinquiry@us-rem.com